EXHIBIT 5.1

June 26, 2012

Board of Directors Midway Gold Corp. 8310 South Valley Highway, Suite 280 Englewood, CO 80112, U.S.A.

Dear Sirs/Mesdames:

Re:	Midway Gold Corp. ("Midway")
Prospectus Supplement dated June 20, 2012

We have acted as special British Columbia counsel for Midway, a British Columbia company.  We refer to Midway's registration statement on Form S-3 (the "Registration Statement") filed on February 2, 2011 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") and to the Prospectus included therein (the "Prospectus").

We are furnishing this opinion at your request in connection with Midway's prospectus supplement dated June 20, 2012 to the Prospectus (the "Prospectus Supplement"), relating to the offering of 11,750,000 units of Midway (the "Units"). Each Unit is comprised of one common share in the capital of Midway (each such share when issued, a "Share") and one half of one common share purchase warrant (each whole warrant, a "Warrant").  The Warrants have been created and will be issued pursuant to a warrant indenture (the "Warrant Indenture") to be entered into between Midway and Computershare Trust Company of Canada (the "Warrant Agent").  Each Warrant entitles the holder thereof, subject to adjustment, to subscribe for one additional common share in the capital of Midway (a "Warrant Share") at a price of US$1.85 per Warrant Share at any time on or before 5:00 p.m. (Vancouver time) on the date that is eighteen (18) months from the date of issuance of the Warrant, subject to acceleration in certain circumstances.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of British Columbia.  Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein; we express no opinion with respect to the laws of any other jurisdiction.

Assumptions

Our opinion expressed herein is based on the following assumptions:

(a)
the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Act and such effectiveness will not have been terminated or rescinded;

(b)	the Prospectus and the Prospectus Supplement will have been prepared and filed in compliance with the Act and the applicable rules and regulations thereunder;

(c)
all Units, Shares, Warrants and Warrant Shares (together, the "Securities") will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement;

(d)
the underwriting agreement dated June 26, 2012 (the "Underwriting Agreement") between Midway, RBC Dominion Securities Inc., Haywood Securities Inc. and Stifel Nicolaus Canada Inc. (collectively, the "Underwriters") will have been duly authorized, executed and delivered by Midway and the Underwriters, and will constitute legally valid and binding obligations of Midway and the Underwriters, enforceable against each of them in accordance with its terms;

(e)
at the time of the offering and sale of the Units and issuance of the Shares, and as of the time of the issuance of Warrant Shares issuable upon exercise of the Warrants, there will be sufficient Shares authorized and unissued under the Midway's then operative constating documents and not otherwise reserved for issuance;

(f)	the Warrant Shares issuable upon exercise of the Warrants will have been duly authorized, created and reserved for issuance upon such exercise;

(g)
at the time of the issuance of the Securities, Midway validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Securities and to execute and deliver the Warrant Indenture;

(h)
the Warrant Indenture will have been duly authorized, executed and delivered by Midway and the Warrant Agent, and will constitute legally valid and binding obligations of Midway and the Warrant Agent, enforceable against each of them in accordance with its terms;

(i)
the terms of the Securities and of their issuance and sale have been duly established in conformity with Midway's constating documents, and so as not to violate any applicable law or the Warrant Indenture, or result in a default under or breach of any agreement or instrument binding upon Midway, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Midway and the Warrant Agent;

(j)
the Board of Directors will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board of Directors in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, the Warrant Indenture, and the execution thereof, and related matters (the "Authorization");

(k)	Midway will have received the agreed upon consideration for the issuance of the Securities and such Securities will have been delivered by or on behalf of Midway against payment therefor; and

(l)
the Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of Midway's constating documents, applicable law, the Warrant Indenture, and the Authorization.

Opinion

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof,

1.
The Shares and Warrant Shares, when issued in accordance with the provisions of the Underwriting Agreement and Warrant Indenture, respectively, will be duly authorized, validly issued, fully paid and non-assessable.

2.
The Warrants, when issued and sold or otherwise distributed in accordance with the provisions of the Warrant Indenture and the Underwriting Agreement, will constitute valid and binding obligations of Midway, enforceable against Midway in accordance with their respective terms.

Qualifications

The opinions as to enforceability of the Warrants expressed above are subject to the following qualifications:

1.
the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally;

2.
the enforceability of the obligations of a party under any agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including, without limitation:

(a)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(b)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(c)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgment; and

(d)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence;

3.	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

4.	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

5.	no opinion is given with respect to rights to indemnity and contribution;

6.
a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

7.	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

8.	no opinion is given as to public policy considerations which may limit the rights of parties to obtain remedies.

This opinion letter has been prepared for your use in connection with the Prospectus Supplement and is expressed as of the date hereof.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Midway, the Prospectus, the Prospectus Supplement, the Registration Statement or the Securities.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Experts", "Legal Matters" and "Eligibility for Investment" in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP